Exhibit 16.1

May 1, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for LightInTheBox Holding Co., Ltd. (the “Company”) and, under the date of April 29, 2019, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2018. On November 20, 2019, we were dismissed. We have read the Company’s statements included under Item 16F of its December 31, 2019 annual report on Form 20-F dated May 1, 2020, and we agree with such statements, except that:

(1) We are not in a position to agree or disagree with the Company’s statements that effective from November 20, 2019, the Company engaged Ernst & Young Hua Ming LLP, or E&Y, as the independent registered public accounting firm, and the change was approved by the audit committee of the board.

(2) We are not in a position to agree or disagree with the Company’s statement that during each of the year ended December 31, 2017 and 2018 and the subsequent period prior to the engagement of E&Y regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1) (v) of the instructions to Form 20-F.

Very truly yours,

/s/ KPMG Huazhen LLP